Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
						Nine Months Ended
	Years ended December 31,					September 30,
In millions of dollars, except for ratios	2014	2013	2012	2011	2010	2015	2014
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$7,998	$9,941	$12,922	$15,678	$16,725	$5,191	$6,196
Interest factor in rent expense	460	460	496	495	500	312	347
Total fixed charges	$8,458	$10,401	$13,418	$16,173	$17,225	$5,503	$6,543

Income
Income from continuing operations before taxes and noncontrolling interests	$14,701	$19,802	$8,165	$15,096	$13,513	$20,018	$13,241
Fixed charges (excluding preferred stock dividends)	8,458	10,401	13,418	16,173	17,225	5,503	6,543
Total income	$23,159	$30,203	$21,583	$31,269	$30,738	$25,521	$19,784

Ratio of income to fixed charges excluding interest on deposits	2.74	2.90	1.61	1.93	1.78	4.64	3.02

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$13,690	$16,177	$20,612	$24,209	$25,057	$9,020	$10,531
Interest factor in rent expense	460	460	496	495	500	312	347
Total fixed charges	$14,150	$16,637	$21,108	$24,704	$25,557	$9,332	$10,878

Income
Income from continuing operations before taxes and noncontrolling interests	$14,701	$19,802	$8,165	$15,096	$13,513	$20,018	$13,241
Fixed charges (excluding preferred stock dividends)	14,150	16,637	21,108	24,704	25,557	9,332	10,878
Total income	$28,851	$36,439	$29,273	$39,800	$39,070	$29,350	$24,119

Ratio of income to fixed charges including interest on deposits	2.04	2.19	1.39	1.61	1.53	3.15	2.22

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.